Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Somanta Pharmaceuticals, Inc. on Amendment No. 3 to Form SB-2 of our report dated January 31, 2006 relating to the consolidated financial statements of Somanta Incorporated (formerly Bridge Oncology Products, Inc. and Somanta Limited) for the years ended April 30, 2005 and 2004, and for the period from inception of operations (April 19, 2001) to April 30, 2005, which is contained in the Registration Statement and Prospectus.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California

June 13, 2006